UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2008

comScore, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-1158172	54-19555550

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11465 Sunset Hills Road
Suite 200
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438-2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) Named Executive Officer Compensation
     On January 30, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of comScore, Inc. (the “Company”), following a review of the Company’s executive compensation program in conjunction with its outside compensation consultant, approved a modification of restricted stock agreements granted to Magid M. Abraham, Ph.D., the Company’s Chief Executive Officer, Gian M. Fulgoni, the Company’s Executive Chairman, and John M. Green, the Company’s Chief Financial Officer (collectively, the “Officers”). Dr. Abraham’s, Mr. Fulgoni’s and Mr. Green’s restricted stock awards, originally issued in March 2007 for 100,000 shares, 75,000 shares and 30,000 shares of the Company’s common stock, respectively, are subject to a right of repurchase that lapses over four years based on time of service. Following the Committee’s approval of the modifications, the right of repurchase for the Officers’ restricted stock grants also became subject to “single trigger” acceleration, which results in the repurchase right fully lapsing upon the occurrence of a “change of control” event. In general terms, the restricted stock agreement for each of the Officers defines a “change of control” event as an acquisition of at least 50% of the voting control of the Company, a sale or merger of the Company or the sale of substantially all the assets of the Company. These amendments are consistent with the change of control provisions of existing executive stock option agreements for Dr. Abraham and Mr. Fulgoni, relating to prior option grants that have vested in full according to their terms during calendar year 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.
By:	/s/ John M. Green
John M. Green
Chief Financial Officer

Date: February 5, 2008